Exhibit 4.7

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN A NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED (AND ANY PAYMENT IS MADE TO SUCH ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE COMMON DEPOSITARY, TO NOMINEES OF THE COMMON DEPOSITARY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBJECT TO IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT DATED AS OF DECEMBER 23, 2004 AMONG J. ARON & COMPANY, THE BANK OF NEW YORK, AS TRUSTEE, THE BANK OF NEW YORK, AS COLLATERAL AGENT, AND THE OTHER PERSONS WHO MAY BECOME PARTIES THERETO FROM TIME TO TIME AND THAT CERTAIN SECURITY ARRANGEMENT AGREEMENT DATED AS OF DECEMBER 23, 2004 AMONG THE BANK OF NEW YORK, AS TRUSTEE, GLOBAL CROSSING (UK) FINANCE PLC, AS ISSUER, GLOBAL CROSSING (UK) TELECOMMUNICATIONS LIMITED, AS COMPANY, STT COMMUNICATIONS LTD., STT CROSSING LTD AND STT HUNGARY LIQUIDITY MANAGEMENT LIMITED LIABILITY COMPANY, AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT AND THE SECURITY ARRANGEMENT AGREEMENT.

GLOBAL CROSSING (UK) FINANCE PLC

11.75% Senior Secured Notes due 2014

ISIN No. XS0226613452
Common Code 022661345
No. 1	£ 52,000,000

GLOBAL CROSSING (UK) FINANCE PLC, a company organized under the laws of England and Wales (the “Issuer,” which term includes any successor company), for value received promises to pay to THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, or its registered assigns, the principal sum of FIFTY TWO MILLION pounds sterling (£52,000,000) on December 15, 2014.

Interest Payment Dates: June 15 and December 15 commencing December 15, 2007.

Record Dates: June 1 and December 1.

Reference is made to the further provisions of this Sterling Security contained herein and the provisions of the Indenture, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Security to be signed manually or by facsimile by its duly authorized officers.

GLOBAL CROSSING (UK) FINANCE PLC

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the 11.75% Senior Secured Notes due 2014 described in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK, as Trustee

By:
Authorized Signatory

(Reverse of Sterling Security)

Global Crossing (UK) Finance Plc

11.75% Senior Secured Notes due 2014

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1. Interest. Global Crossing (UK) Finance Plc, a company organized under the laws of England and Wales (the “Issuer”), promises to pay interest on the principal amount of this Sterling Security at 11.75% per annum from December 23, 2004 until maturity. The Issuer will pay interest semi-annually on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Sterling Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Sterling Security is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be June 15, 2005. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, premium and Additional Amounts, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Sterling Securities; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30 day months.

SECTION 2. Method of Payment. The Issuer will pay interest on the Sterling Securities (except defaulted interest) to the Persons who are registered Holders of Sterling Securities at the close of business on December 1 or June 1 next preceding the Interest Payment Date (each a “Record Date”), even if such Sterling Securities are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Sterling Securities will be issued in denominations of £50,000 and integral multiples of £1,000. The Issuer shall pay principal, premium, if any, Additional Amounts, if any, and interest on the Sterling Securities in such coin or currency of the United Kingdom as at the time of payment is legal tender for payment of public and private debts (“U.K. Legal Tender”). Principal, premium, if any, Additional Amounts, if any, and interest on the Sterling Securities will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, Additional Amounts and interest with respect to Securities the Holders of which have given wire transfer instructions to the Issuer prior to the Record Date will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuer, the Issuer’s offices or agencies in the City of New York and London, England will be the offices of the Trustee maintained for such purpose.

SECTION 3. Paying Agent and Registrar. Initially, The Bank of New York will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any Affiliate may act in any such capacity.

SECTION 4. Indenture. The Issuer issued the Securities under an Indenture dated as of December 23, 2004 (“Indenture”) among the Issuer, Global Crossing (UK) Telecommunications Limited, STT Communications Ltd., the Trustee and AIB/BNY Fund Management (Ireland) Limited. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the U.S. Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). The Securities are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Security conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SECTION 5. Optional Redemption. (a) The Sterling Securities may be redeemed, at the Issuer’s option, in whole at any time or in part from time to time, on and after December 15, 2009 at the following redemption prices (expressed as percentages of the principal amounts thereof) if redeemed during the twelve-month period commencing on December 15 of the applicable year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Percentage
2009	105.875%
2010	103.917%
2011	101.958%
2012 and thereafter	100.000%

(b) Prior to December 15, 2009, the Issuer may redeem the Sterling Securities, at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any to the redemption date, plus the Make-Whole Premium.

“Applicable Rate” for any redemption date, means yield to maturity of UK Government securities with a fixed maturity from information compiled by the Office for National Statistics and published in the most recent Financial Statistics that have become publicly available at least two Business Days in London prior to the make whole Redemption Date of such Sterling Security most nearly equal to the period from the make-whole Redemption Date to December 15, 2009; provided, however, that if such Financial Statistics are no longer published or do not indicate the relevant yield to maturity at the time of computation, the Issuer shall use any publicly available source of similar market data most nearly equal to the period from such Make-Whole Redemption Date to December 15, 2009; provided, further however, that if the period from such Make-Whole Redemption Date to December 15, 2009 is not equal to the fixed maturity of U.K. Government Securities for which a yield is given, the Applicable Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of U.K. Government Securities for which such yields are given except that if the period from such redemption date to December 15, 2009 is less than one year, the Issuer shall use the weekly average yield on actually traded U.K. Government Securities denominated in sterling adjusted to a fixed maturity of one year to make such calculation.

“Make-Whole Premium” means an amount equal to the greater of (i) 1.0% of the principal amount of such Sterling Security and (ii) the excess of (x) the present value of the sum of the principal amount and premium, if any, that would be payable on such Sterling Security on December 15, 2009 and all remaining interest payments to and including December 15, 2009 (but excluding any interest accrued to the Make-Whole Redemption Date), discounted on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) from December 15, 2009 to the Make-Whole Redemption Date at a per annum interest rate equal to the Applicable Rate on such Make-Whole Redemption Date plus 0.50%, over (y) the outstanding principal amount of such Sterling Security.

“Make-Whole Redemption Date” with respect to a Make-Whole Redemption, means the date such Make-Whole Redemption is effected.

SECTION 6. Optional Redemption upon Equity Offering. At any time, or from time to time, prior to December 15, 2007, the Issuer may, at its option, use all or any portion of the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the Sterling Securities issued at a redemption price equal to 111.750% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 65% of the aggregate principal amount of Sterling Securities originally issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Issuer shall consummate such redemption not more than 120 days after the consummation of any such Equity Offering.

“Equity Offering” means any issuance of, or contribution on account of, Qualified Capital Stock of the Company.

SECTION 7. Redemption for Changes in Withholding Taxes. The Issuer is entitled to redeem the Sterling Securities, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at a price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event the Issuer has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Securities, any Additional Amounts as a result of:

(1) a change in or an amendment to any laws or treaties (including any rulings or regulations promulgated thereunder) of any relevant Taxing Jurisdiction (or any political subdivision or taxing authority thereof or therein); or

(2) any change in or amendment to any official position regarding the application, administration or interpretation of such laws, treaties, rulings or regulations, which change or amendment is announced or becomes effective on or after the Issue Date, and the Issuer cannot avoid such obligation by taking reasonable measures available to it, provided that the Issuer shall not be required to take any measures that, in its reasonable determination, would result in the imposition on it of any legal or regulatory burden or the incurrence by it of any additional costs, or would otherwise result in any adverse consequences. The foregoing provisions will apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor permitted under Section 5.01 of the Indenture is organized, but (in the case of any jurisdiction other than Ireland) only with respect to events arising after the date of succession to the extent the foregoing did not apply to such events prior to the date of succession.

Before publishing or mailing notice of redemption of the Securities, the Issuer will deliver to the Trustee an Officers’ Certificate to the effect that the Issuer cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The Issuer will also deliver an opinion of independent legal counsel of recognized standing to the extent that the Issuer would be obligated to pay Additional Amounts as a result of a change or amendment described above.

SECTION 8. Mandatory Redemption. For the avoidance of doubt, an offer to purchase pursuant to Section 9 hereof shall not be deemed a redemption. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Securities.

SECTION 9. Offers To Purchase. The Indenture provides that upon the occurrence of a Change of Control or an Asset Sale and subject to further limitations contained therein, the Issuer shall make an offer to purchase outstanding Securities in accordance with the procedures set forth in the Indenture.

SECTION 10. Optionholder’s Right to Purchase. Pursuant to Section 3.07 of the Indenture, if an Event of Default of the type described in Section 6.01(1) or Section 6.01(2) of the Indenture has occurred and is continuing, or upon enforcement action taken by the Trustee, the Optionholder has the right, but not the obligation, to purchase all of the Securities then outstanding. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Optionholder, the Issuer, the Guarantor, the Trustee and Holders in respect of the Purchase Option.

SECTION 11. Notice of Redemption. Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at its registered address. Sterling Securities in denominations larger than £50,000 may be redeemed in part. If any Sterling Security is to be redeemed in part only, the notice of redemption that relates to such Sterling Security shall state the portion of the principal amount thereof to be redeemed. A new Sterling Security in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Sterling Security. On and after the redemption date interest ceases to accrue on Sterling Securities or portions thereof called for redemption.

SECTION 12. Denominations, Transfer, Exchange. The Sterling Securities are in registered form without coupons in denominations of £50,000 and integral multiples of £1,000. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer or the Registrar is not required to transfer or exchange any Sterling Security selected for redemption. The Company or the Registrar is not required to transfer or exchange any Sterling Securities for a period of 15 days before a selection of Sterling Securities to be redeemed.

SECTION 13. Persons Deemed Owners. The registered Holder of a Sterling Security may be treated as its owner for all purposes.

SECTION 14. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture and the Sterling Securities may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding, and any existing Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Securities then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Securities to, among other things, cure any ambiguity, defect or inconsistency in the Indenture, provide for uncertificated Sterling Securities in addition to certificated Sterling Securities, comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA, or make any change that does not adversely affect the rights of any Holder of a Security; provided, however, that if any amendment, waiver or other modification will only affect the Dollar Securities or the Sterling Securities, only the consent of the Holders of at least a majority in principal amount of the then outstanding Dollar Securities or Sterling Securities (and not the consent of at least a majority of all Securities), as the case may be, shall be required.

SECTION 15. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Securities generally may declare all the Securities to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency as set forth in the Indenture, with respect to the Company or the Issuer, all outstanding Securities will become due and payable without further action or notice. Holders of the Securities may not enforce the Indenture or the Securities except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Securities then outstanding by notice to the Trustee may on behalf of the Holders of all of the Securities waive any Default and its consequences under the Indenture except a continuing Default in the payment of interest on, or the principal of the Securities or in respect of certain covenants set forth in the Indenture.

SECTION 16. Restrictive Covenants. The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and other payments by Restricted Subsidiaries of the Company, to consolidate, merge or sell all or substantially all of its assets or to engage in transactions with affiliates. The limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.

SECTION 17. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Issuer or any direct or indirect parent corporation or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Securities, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Securities by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.

SECTION 18. Trustee Dealings with the Company. The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

SECTION 19. Authentication. This Sterling Security shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 20. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 21. Guarantees. The Sterling Securities will be entitled to the benefits of certain Guarantees made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.

SECTION 22. Security. The Holder of this Sterling Security will be entitled to the benefits of security interests in certain property of the Issuer and the Guarantors pursuant to the Security Documents. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations under the respective Security Documents of the Issuer, the Guarantors, the Trustee, the respective other parties thereto and the Holders.

SECTION 23. Additional Amounts. The Holder of this Sterling Security will be entitled to Additional Amounts in certain circumstances pursuant to the Indenture. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Issuer, the Guarantors, the Trustee and Holders in respect of Additional Amounts.

SECTION 24. ISINs and Common Codes. The Issuer has caused ISINs and Common Codes to be printed on the Sterling Securities and has directed the Trustee to use ISINs and Common Codes in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Sterling Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SECTION 25. Governing Law. This Security shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Issuer pursuant to Section 4.09, Section 4.13 or Section 4.23 of the Indenture, check the appropriate box:

Section 4.09 [    ]                    Section 4.13 [    ]                    Section 4.23 [    ]

If you want to elect to have only part of this Security purchased by the Issuer pursuant to Section 4.09, Section 4.13 or Section 4.23 of the Indenture, state the amount: £

Dated:	Signed:
(Sign exactly as name appears on the other side of this Security)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

ASSIGNMENT FORM

I or we assign and transfer this Security to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)

and irrevocably appoint:

Agent to transfer this Security on the books of the Issuer. The Agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

GUARANTEE

Each of the undersigned (the “Guarantors”) hereby jointly and severally unconditionally guarantees, to the extent set forth in the Indenture dated as of December 23, 2004 by and among Global Crossing (UK) Finance Plc, a corporation incorporated under the laws of England and Wales, as issuer (the “Company”), Global Crossing (UK) Telecommunications Limited, as guarantor, STT Communications Ltd., as option holder and The Bank of New York, as Trustee (as amended, restated or supplemented from time to time, the “Indenture”), and subject to the provisions of the Indenture, (a) the due and punctual payment of the principal of, and premium, if any, Additional Amounts, if any, and interest on the Securities, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on overdue principal of, and premium and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Issuer to the Holders or the Trustee, all in accordance with the terms set forth in Article Ten of the Indenture, and (b) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

The obligations of the Guarantors to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article Ten of the Indenture, and reference is hereby made to the Indenture for the precise terms and limitations of this Guarantee. Each Holder of the Security to which this Guarantee is endorsed, by accepting such Security, agrees to and shall be bound by such provisions.

[Signatures on Following Pages]

IN WITNESS WHEREOF, each of the Guarantors has caused this Guarantee to be signed by a duly authorized officer.

GLOBAL CROSSING (UK) TELECOMMUNICATIONS LIMITED

By:
Name:
Title:

FIBERNET GROUP LIMITED

By:
Name:
Title:

FIBERNET UK LIMITED

By:
Name:
Title:

FIBERNET LIMITED

By:
Name:
Title: